Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports First Quarter Results

ST. LOUIS (Feb. 4, 2021) - Spire Inc. (NYSE: SR) today reported results for its fiscal first quarter ended December 31, 2020. Highlights include:

•	First quarter fiscal 2021 net income of $88.9 million ($1.65 per diluted share), compared to $67.0 million ($1.24 per share) in the prior year
•	Net economic earnings* of $76.9 million ($1.42 per share), up from $71.8 million ($1.33 per share) a year ago
•	We remain on track with our capital investment program, and reaffirm our long-term earnings growth and ESG targets

“We’re stepping forward in fiscal 2021, building on last year’s momentum to deliver on our growth-focused strategic priorities. Thanks to our remarkable Spire employees, we’re off to a good start in our first quarter with higher earnings and solid operating performance. We’re doing this while continuing to support our customers and communities, and doing our best to keep everyone healthy and safe,” said Suzanne Sitherwood, president and chief executive officer of Spire. “At the same time, we continued our investment in infrastructure upgrades and innovation to drive even stronger safety, reliability, and customer service levels. We’re remaining focused on our ESG goals including our commitment to being a carbon neutral company by midcentury.”

First Quarter Results	Three Months Ended December 31,
	(Millions)		(Per Diluted Common Share)
	2020	2019	2020	2019
Net Economic Earnings* by Segment
Gas Utility	$76.4	$69.1
Gas Marketing	3.3	6.1
Other	(2.8)	(3.4)
Total	$76.9	$71.8	$1.42	$1.33
Net economic earnings adjustments, pre-tax	16.0	(6.3)	0.31	(0.12)
Income tax effect of pre-tax adjustments	(4.0)	1.5	(0.08)	0.03
Net Income	$88.9	$67.0	$1.65	$1.24
Weighted Average Diluted Shares Outstanding	51.6	51.1

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net income for the three months ended December 31, 2020, the first quarter of our fiscal year, was $88.9 million ($1.65 per diluted share), up from $67.0 million ($1.24 per share) a year ago.

Net economic earnings (NEE) for the first quarter of fiscal 2021 was $76.9 million ($1.42 per share) up from $71.8 million ($1.33 per share) last year, reflecting higher Gas Utility earnings as well as lower corporate costs and improved Spire Storage performance. These positive impacts were partially offset by lower earnings from Spire Marketing reflecting market conditions and net costs of incremental storage positions.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. First quarter NEE was $76.4 million, up from $69.1 million in the prior year, reflecting a higher contribution margin and lower expenses.

Contribution margin increased $7.6 million, reflecting higher Infrastructure System Replacement Surcharge (ISRS) revenues of $6.5 million, a $1.1 million benefit from usage and weather (net of weather mitigation) and customer growth. These positive impacts were partially offset by net regulatory adjustments in Spire Alabama of $1.3 million.

Operation and maintenance expenses of $103.0 million for the quarter were down $5.6 million from the same period a year ago, driven by lower operation, administrative and employee-related expenses, due in part to the timing of expenses we expect to occur later this year compared to last year. Depreciation and amortization expenses increased $2.2 million from last year, reflecting incremental capital investment. Taxes other than income taxes decreased $2.4 million due to a reduction in gross receipts taxes as a result of lower gas cost recoveries.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across most of the United States. First quarter NEE was $3.3 million, down from $6.1 million in the prior year, reflecting the costs of incremental storage capacity and transportation fees, partially offset by value realized from storage withdrawals.

Other

Other gas-related operations and corporate costs on an NEE basis for the first quarter were $2.8 million in fiscal 2021, compared to $3.4 million a year ago. The improvement reflects higher earnings from Spire Storage and lower corporate costs.

Balance Sheets and Cash Flow

In the first quarter of fiscal 2021, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at December 31, 2020, were $696.1 million, up from $518.9 million at December 31, 2019, reflecting lower cash flow from operations, seasonal working capital needs that typically peak during the winter, and timing of permanent financing in the prior year. We retain significant capacity in our revolving credit facility and related commercial paper program to meet our liquidity needs.

On December 15, 2020, Spire Alabama issued and sold $150 million of 2.04% Senior Notes due December 15, 2030, in a private placement. Proceeds were used to repay short-term debt.

Net cash provided by operating activities was $7.6 million for the quarter ended December 31, 2020, down from $64.5 million for the first quarter of fiscal 2020, largely due to fluctuations in working capital balances.

Capital expenditures for the first quarter of fiscal 2021 were $163.6 million, down from $192.3 million in the prior year mainly due to decreased investment in Spire STL Pipeline that was placed into service in late 2019. Capital expenditures for our gas utilities were down $2.6 million, primarily due to timing of our infrastructure upgrade projects.

For additional details on Spire’s results for the first quarter of fiscal 2021, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Regulatory Matters

Missouri rate review

On December 11, 2020, Spire Missouri filed a rate review with the Missouri Public Service Commission. The filing seeks recovery of costs and more than $850 million in capital investments since 2018 to make our system safer, more reliable and cleaner for our customers and communities. Our investment includes modernizing our gas infrastructure and implementing customer service enhancements.

The filing proposes new programs and options for our customers, including a voluntary carbon neutral program and renewable natural gas (RNG), that will also help us achieve carbon neutrality by midcentury. In addition, we are seeking to combine our two Missouri utilities into one to ensure all customers can benefit from our programs and services, regardless of location.

The filing requests a net base rate increase of $64.2 million, which is in addition to $47.3 million in annualized ISRS already being collected, representing a 5.6% increase in the average residential customer bill. The request is based upon a rate base of $2.78 billion, a common equity ratio of 54.25%, and a return on equity of 9.95%.

Alabama annual rate setting

New rates for Spire Alabama and Spire Gulf were approved by the Alabama Public Service Commission (APSC), effective December 1, 2020. These rates are established under Alabama’s annual rate-setting process and are based on the utilities’ budgets for the fiscal year ended September 30, 2021, after prudence review by the APSC. The rates include net income and a calculation of allowed return on average common equity (ROE) ranging from 10.5% for Spire Alabama and 10.7% for Spire Gulf. Spire Alabama’s ROE includes a 10 basis-point increase, as the utility exceeded the threshold miles of pipeline replaced to be eligible for the Accelerated Infrastructure Modernization incentive.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.65 per share, payable April 2, 2021, to shareholders of record on March 11, 2021. We have continuously paid a cash common stock dividend since 1946, with 2021 marking the 18th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90 percent Series A Cumulative Redeemable Preferred Stock payable May 17, 2021, to holders of record on April 26, 2021.

Guidance and Outlook

We affirm our 5-year capital expenditures outlook through fiscal 2025 of $3.0 billion. Our expected fiscal 2021 investment remains $590 million, with $560 million earmarked for our gas utilities.

We also affirm our fiscal 2021 NEE per share expectation of $4.00 - $4.20, as well as our annual long-term NEE per share growth target of 5-7 percent, supported by expected annual rate base growth of 7-8 percent. Our long-term targets reflect the expectation of continued consistent growth of our gas utilities focused on pipeline upgrades that enhance system reliability and safety, and support further reductions in methane emissions, as well as technology upgrades and new business.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2021 first quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Thursday, Feb. 4
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on Feb. 4 until March 5, 2021, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10151298.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended December 31,
	2020	2019
Operating Revenues	$512.6	$566.9
Operating Expenses:
Natural gas	181.2	261.9
Operation and maintenance	111.6	116.6
Depreciation and amortization	50.8	47.5
Taxes, other than income taxes	36.1	38.6
Total Operating Expenses	379.7	464.6
Operating Income	132.9	102.3
Interest Expense, Net	25.7	26.7
Other Income, Net	4.3	5.7
Income Before Income Taxes	111.5	81.3
Income Tax Expense	22.6	14.3
Net Income	88.9	67.0
Provision for preferred dividends	3.7	3.7
Income allocated to participating securities	0.1	0.1
Net Income Available to Common Shareholders	$85.1	$63.2

Weighted Average Number of Shares Outstanding:
Basic	51.5	50.9
Diluted	51.6	51.1

Basic Earnings Per Common Share	$1.65	$1.24
Diluted Earnings Per Common Share	$1.65	$1.24
Dividends Declared Per Common Share	$0.65	$0.6225

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2020	2020	2019
ASSETS
Utility Plant	$6,860.2	$6,766.3	$6,256.1
Less: Accumulated depreciation and amortization	2,113.3	2,086.2	1,823.8
Net Utility Plant	4,746.9	4,680.1	4,432.3
Non-utility Property	448.7	432.3	518.7
Other Investments	74.8	71.7	74.7
Total Other Property and Investments	523.5	504.0	593.4
Current Assets:
Cash and cash equivalents	3.5	4.1	21.5
Accounts receivable, net	423.0	253.3	451.3
Inventories	184.5	191.5	185.6
Other	159.0	141.7	118.0
Total Current Assets	770.0	590.6	776.4
Deferred Charges and Other Assets	2,475.2	2,466.5	2,158.9
Total Assets	$8,515.6	$8,241.2	$7,961.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,601.7	1,600.8	1,557.8
Retained earnings	771.2	720.7	803.1
Accumulated other comprehensive loss	(28.1)	(41.2)	(16.9)
Total Shareholders' Equity	2,586.8	2,522.3	2,586.0
Temporary equity	5.3	3.4	4.1
Long-term debt (less current portion)	2,517.6	2,423.7	2,484.4
Total Capitalization	5,109.7	4,949.4	5,074.5
Current Liabilities:
Current portion of long-term debt	110.8	60.4	45.3
Notes payable	696.1	648.0	518.9
Accounts payable	260.8	243.3	307.9
Accrued liabilities and other	479.0	497.5	380.4
Total Current Liabilities	1,546.7	1,449.2	1,252.5
Deferred Credits and Other Liabilities:
Deferred income taxes	541.9	511.4	475.3
Pension and postretirement benefit costs	289.2	309.0	260.7
Asset retirement obligations	545.6	540.1	340.9
Regulatory liabilities	357.3	343.7	417.8
Other	125.2	138.4	139.3
Total Deferred Credits and Other Liabilities	1,859.2	1,842.6	1,634.0
Total Capitalization and Liabilities	$8,515.6	$8,241.2	$7,961.0

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Three Months Ended December 31,
	2020	2019
Operating Activities:
Net Income	$88.9	$67.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50.8	47.5
Deferred income taxes and investment tax credits	21.8	14.3
Changes in assets and liabilities	(156.4)	(61.3)
Other	2.5	(3.0)
Net cash provided by operating activities	7.6	64.5

Investing Activities:
Capital expenditures	(163.6)	(192.3)
Other	—	(0.3)
Net cash used in investing activities	(163.6)	(192.6)

Financing Activities:
Issuance of long-term debt	150.0	510.0
Repayment of long-term debt	(5.4)	(100.0)
Issuance (repayment) of short-term debt, net	48.1	(224.2)
Issuance of common stock	0.4	2.3
Dividends paid on common stock	(32.2)	(34.7)
Dividends paid on preferred stock	(3.7)	(3.7)
Other	(1.8)	(5.9)
Net cash provided by financing activities	155.4	143.8

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(0.6)	15.7
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	4.1	5.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$3.5	$21.5

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended December 31, 2020
Net Income (Loss) [GAAP]	$76.5	$15.2	$(2.8)	$88.9	$1.65
Adjustments, pre-tax:
Fair value and timing adjustments	(0.1)	(15.9)	—	(16.0)	(0.31)
Income tax effect of adjustments (1)	—	4.0	—	4.0	0.08
Net Economic Earnings (Loss) [Non-GAAP]	$76.4	$3.3	$(2.8)	$76.9	$1.42

Three Months Ended December 31, 2019
Net Income (Loss) [GAAP]	$67.1	$3.3	$(3.4)	$67.0	$1.24
Adjustments, pre-tax:
Provision for ISRS rulings	2.6	—	—	2.6	0.05
Fair value and timing adjustments	—	3.7	—	3.7	0.07
Income tax effect of adjustments (1)	(0.6)	(0.9)	—	(1.5)	(0.03)
Net Economic Earnings (Loss) [Non-GAAP]	$69.1	$6.1	$(3.4)	$71.8	$1.33

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2020
Operating Income [GAAP]	$106.8	$20.3	$5.8	$—	$132.9
Operation and maintenance expenses	103.0	3.3	8.6	(3.3)	111.6
Depreciation and amortization	48.6	0.3	1.9	—	50.8
Taxes, other than income taxes	35.5	0.2	0.4	—	36.1
Less: Gross receipts tax expense	(21.7)	—	—	—	(21.7)
Contribution Margin [Non-GAAP]	272.2	24.1	16.7	(3.3)	309.7
Natural gas costs	204.3	0.7	—	(23.8)	181.2
Gross receipts tax expense	21.7	—	—	—	21.7
Operating Revenues	$498.2	$24.8	$16.7	$(27.1)	$512.6

Three Months Ended December 31, 2019
Operating Income [GAAP]	$96.3	$4.4	$1.6	$—	$102.3
Operation and maintenance expenses	108.6	3.1	7.9	(3.0)	116.6
Depreciation and amortization	46.4	—	1.1	—	47.5
Taxes, other than income taxes	37.9	0.3	0.4	—	38.6
Less: Gross receipts tax expense	(24.6)	—	—	—	(24.6)
Contribution Margin [Non-GAAP]	264.6	7.8	11.0	(3.0)	280.4
Natural gas costs	241.5	24.5	0.1	(4.2)	261.9
Gross receipts tax expense	24.6	—	—	—	24.6
Operating Revenues	$530.7	$32.3	$11.1	$(7.2)	$566.9